EX-28.a.53.

Articles of Amendment

of

DFA Investment Dimensions Group Inc.

DFA Investment Dimensions Group Inc., a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended to (a) change the par value of the Tax-Managed DFA International Value Portfolio Shares series of the Corporation’s capital stock from $0.02 per share to $0.01 per share, and (b) change the par value of the T.A. World ex U.S. Core Equity Portfolio Institutional Shares series of the Corporation’s capital stock from $0.02 per share to $0.01 per share. In that regard, from and after the Effective Time (as hereinafter defined), the first four sentences of Article Fifth, Section 5.1 of the Charter are hereby deleted in their entirety and in lieu thereof the following sentence is substituted:

“Section 5.1. Authorized Shares. The Corporation shall have the authority to issue Two Hundred and Sixty Billion (260,000,000,000) shares of capital stock, with a par value of $0.01 per share, for an aggregate par value of Two Billion, Six Hundred Million Dollars ($2,600,000,000).”

SECOND: The amendment described above was approved by a majority of the entire Board of Directors of the Corporation. The amendment is limited to a change expressly authorized by the Maryland General Corporation Law to be made without action by the stockholders of the Corporation. The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

THIRD: These Articles of Amendment shall become effective at 4:02 p.m. Eastern Time on March 19, 2021 (the “Effective Time”).

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 16th day of March, 2021; and its Vice President acknowledges that these Articles of Amendment are the act of the Corporation, and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	DFA INVESTMENT DIMENSIONS GROUP INC.

By:	/s/ Ryan P. Buechner	By:	/s/ Jeff J. Jeon
	Ryan P. Buechner, Assistant Secretary		Jeff J. Jeon, Vice President

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